Exhibit 6

Hain Celestial Files Registration Statement for Shares Held By Heinz

PITTSBURGH--(BUSINESS WIRE)--Dec. 2, 2005--In keeping with H. J. Heinz Company’s (NYSE:HNZ) growth strategy announced earlier this year to focus on its three core categories and to explore the divestiture of non-core businesses around the world, Heinz has agreed with The Hain Celestial Group, Inc. (NASDAQ:HAIN) to explore the sale of approximately 6.1 million shares that it owns in Hain Celestial.

Commenting on the registration of the Hain Celestial shares, the Heinz Company said: “Heinz has for six years enjoyed our relationship with Hain Celestial as it has grown in the natural foods and personal care sectors. We are now redeploying our assets and concentrating on driving growth and shareholder value in the three core categories of Condiments and Sauces, Meals and Snacks and Infant Nutrition where we have leading brands and world-class capabilities.”

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Uncertainties contained in such statements include, but are not limited to, sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls, the ability to maintain favorable supplier relationships, achieving cost savings and gross margins objectives, currency valuations and interest rate fluctuations, change in credit ratings, the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, including potential divestitures of certain HPF product lines in the U.K., the success of Heinz’s growth and innovation strategy and the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix, the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency and cash flow initiatives, risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments, and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day(TM),” is one of the world’s leading marketers and producers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks, and infant foods. Heinz satisfies hungry consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz’s 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, The World’s Favorite Ketchup(TM). Information on Heinz is available at www.heinz.com/news.